Exhibit 99.1
For Immediate Release
Builders FirstSource Reports First Quarter 2010 Results
April 22, 2010 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the quarter ended March 31, 2010.

	First Quarter Financial Highlights (unaudited)
	First Quarter	Diluted	First Quarter	Diluted
	2010	Per Share	2009	Per Share
Sales	$161.4 million		$159.6 million
Loss from continuing operations	$(31.2) million	$(0.38)	$(28.6) million	$(0.73)

Included in the calculation of loss from continuing operations:
Debt issue costs write-off	$4.1 million	$0.03	$1.2 million	$0.02
Tax valuation allowance	$11.6 million	$0.14	$12.2 million	$0.31

		$0.17		$0.33

Adjusted loss from continuing operations*	$(17.0) million	$(0.21)	$(15.6) million	$(0.40)

Adjusted EBITDA*	$(15.3) million		$(12.5) million

*	See reconciliation attached.
“The first quarter of 2010 saw a continued improvement in housing starts as actual U.S. single-family housing starts increased to 114,300, up 46.0 percent from the same quarter last year,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “The annualized rate for single-family housing starts at the end of the current quarter was 531,000, up 47.1 percent from the annualized rate of 361,000 one year ago.”
Mr. Sherman added, “Though housing starts improved in the current quarter, actual U.S. single-family units under construction declined 16.8 percent quarter-over-quarter, indicating the number of homes in the construction pipeline continues to decrease. The annualized rate for single-family housing units under construction at the end of the current quarter was 305,000, down 12.1 percent from the annualized rate of 347,000 one year ago. The trend was similar for building activity in the South Region, as defined by the U.S. Census Bureau, which encompasses our entire geographic operating footprint.

Builders FirstSource Reports First Quarter 2010 Results (continued)
Our sales in the current quarter were up slightly, but we experienced a 48.1 percent increase in commodity prices quarter-over-quarter. While commodity prices were up dramatically, fixed pricing agreements with our customers which range from 30, 60 and 90 days, prevented us from passing along a substantial portion of these increases to our customers. As a result of this unprecedented run up in commodity prices during the quarter, combined with fixed pricing agreements with our customers, our gross margin fell to 18.2%, down from 21.0% in the first quarter of 2009. This run up in commodity pricing has continued into April, but we believe our current inventory levels should help mitigate some of the pricing pressure in the second quarter. While higher commodity prices are good for the long-term health of our company, rapid increases which we are currently experiencing places added pressure on gross margins.”
Commenting on the first quarter results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “We ended the quarter with over $124.8 million in cash, which does not include the $33.8 million income tax refund we received subsequent to quarter-end. Available liquidity was $131.2 million, as we had $6.4 million of net borrowing availability at quarter-end under our revolver. Cash used for the current quarter, excluding the net proceeds from our recently closed rights offering, was $27.2 million, which was less than we had forecasted. Of the $27.2 million of cash used, $4.4 million was due to an increase in working capital, the result of improved sales in March combined with inventory buys to cover fixed customer pricing arrangements, and $1.9 million related to capital expenditures. The remaining $20.9 million of cash used to fund general operations was impacted by rapidly increasing commodity prices, which reduced our gross margin by approximately $4.0-$5.0 million during the quarter. From a working capital perspective, our accounts receivable days decreased to 36.1 days for the current quarter, compared to 42.1 days last year. Inventory turns improved to 9.1x from 7.7x for the same quarter of last year. Additionally, accounts payable days increased to 34.4 days, up from the 27.3 days for the first quarter of last year. These improvements helped to lower our cash conversion days to 41.9 days in the current quarter, down from 61.9 days for the same time last year.”
First Quarter 2010 Results Compared to First Quarter 2009
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $161.4 million compared to $159.6 million last year, an increase of $1.8 million or 1.1 percent. Our sales increase was primarily attributable to commodity inflation during the current quarter.

•	Gross margin percentage was 18.2 percent, down from 21.0 percent, a 2.8 percentage point decline. Specifically, our gross margin percentage declined 3.1 percentage points due to price and was only slightly impacted by volume (fixed costs in costs of goods sold) and sales mix.

•	Selling, general and administrative (“SG&A”) expenses decreased $2.6 million, or 5.0 percent. As a percentage of sales, SG&A expense decreased from 32.6 percent in 2009 to 30.6 percent in 2010 primarily due to reduced customer write-offs, lower salaries and benefits expense, and better leveraging of costs due to commodity inflation and improved sales.

•	Interest expense was $11.3 million in the current quarter, an increase of $3.8 million over the year ago quarter. The increase was due to the write off of $1.6 million of unamortized debt issue costs related to long-term debt repaid during the quarter and $2.5 million of costs related to the recapitalization transaction. Interest expense also increased by $0.8 million related to fair value adjustments on our interest rate swaps. These increases were partially off-set by a write-off of $1.2 million in debt issue costs related to the capacity reduction of our revolving credit facility from $350 million to $250 million in the first quarter of 2009.

Builders FirstSource Reports First Quarter 2010 Results (continued)
•	We recorded an income tax benefit of $0.1 million during the quarter compared to $2.1 million of expense in the first quarter of 2009. We recorded an after-tax, non-cash valuation allowance of $11.6 million and $12.2 million, in 2010 and 2009, respectively, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 37.6 percent and 38.0 percent in 2010 and 2009, respectively.

•	Loss from continuing operations was $31.2 million, or $0.38 loss per diluted share, compared to $28.6 million, or $0.73 loss per diluted share. Excluding the valuation allowance and the write-off of debt issue costs, our loss from continuing operations per diluted share was $0.21 and $0.40 for 2010 and 2009, respectively.

•	Our loss from discontinued operations for the first quarter of 2010 was $0.2 million, or $0.00 per diluted share, compared to $2.0 million, or $0.05 loss per diluted share for the first quarter of 2009.

•	Net loss was $31.4 million, or $0.38 loss per diluted share, compared to net loss of $30.6 million, or $0.78 loss per diluted share.

•	Diluted weighted average shares outstanding were 81.8 million compared to 39.0 million. Approximately 58.6 million additional shares were issued in the current quarter as part of our rights offering and debt exchange.

•	Adjusted EBITDA was a loss of $15.3 million compared to a loss of $12.5 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	In January 2010, we announced the completion of our rights offering and debt exchange. The closing of these transactions reduced our long-term debt by $130 million and extended the maturity of $139.7 million of our remaining debt to 2016. The rights offering also provided us approximately $65 million in net proceeds to be used for general corporate purposes.

•	Our cash on hand was $124.8 million at March 31, 2010. Our net borrowing availability at March 31, 2010, in excess of the $35.0 million minimum liquidity covenant, was $6.4 million. We also received our federal income tax refund of approximately $33.8 million in April 2010.

•	Operating cash flow was $(26.9) million compared to $(3.2) million for the first quarter of 2009.

•	Capital expenditures were $1.9 million which primarily related to lease buyouts on rolling stock. Capital expenditures in the first quarter of 2009 were $1.7 million.
Outlook
Mr. Sherman concluded, “Although housing starts have somewhat stabilized, we continue to experience intense pricing pressure from competition, and rapidly rising commodity prices will continue to present challenges in the second quarter. We also do not yet know the future impact on our sales, if any, that may result from the upcoming expiration of the federal tax credit for first-time homebuyers. However, while industry conditions remain difficult, our improved liquidity position, coupled with our $33.8 million

Builders FirstSource Reports First Quarter 2010 Results (continued)
federal income tax refund received in April, currently has us well positioned to take advantage of a housing recovery. Finally, I would like to thank all our employees for their hard work and the sacrifices they have made during these challenging times. I believe we have the strongest team in the industry and I am proud to be a part of the BFS team.”
Conference Call
Builders FirstSource will host a conference call Friday, April 23, 2010, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-677-8751 (U.S. and Canada) and 913-905-1084 (international). A replay of the call will be available from 3:00 p.m. through April 28, 2010. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8892646. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended
	March 31,
	2010	2009

	(in thousands, except per share amounts)

Sales	$161,373	$159,576
Cost of sales	131,942	126,026

Gross margin	29,431	33,550

Selling, general and administrative expenses (includes stock-based compensation expense of $1,041 and $1,437 for the three months
ended in 2010 and 2009, respectively)	49,445	52,062
Facility closure costs	5	454

Loss from operations	(20,019)	(18,966)
Interest expense, net	11,325	7,536

Loss from continuing operations before income taxes	(31,344)	(26,502)
Income tax (benefit) expense	(144)	2,114

Loss from continuing operations	(31,200)	(28,616)
Loss from discontinued operations (net of income tax benefit of $0 in 2010 and 2009, respectively)	(186)	(1,962)

Net loss	$(31,386)	$(30,578)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.38)	$(0.73)
Loss from discontinued operations	(0.00)	(0.05)

Net loss	$(0.38)	$(0.78)

Weighted average common shares:
Basic and diluted	81,849	39,025

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended March 31,
	2010		2009

	(dollars in thousands)

Prefabricated components	$31,970	19.8%	$28,953	18.1%
Windows & doors	36,937	22.9%	39,904	25.0%
Lumber & lumber sheet goods	44,388	27.5%	38,927	24.4%
Millwork	17,778	11.0%	16,478	10.3%
Other building products & services	30,300	18.8%	35,314	22.2%

Total sales	$161,373	100.0%	$159,576	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2010	2009

	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$124,817	$84,098
Trade accounts receivable, less allowance of $4,303 and $4,883 at March 31, 2010 and December 31, 2009, respectively	74,238	60,723
Other receivables	36,513	39,758
Inventories	63,384	48,022
Other current assets	7,548	7,741

Total current assets	306,500	240,342
Property, plant and equipment, net	62,195	64,025
Goodwill	111,193	111,193
Other assets, net	11,210	19,391

Total assets	$491,098	$434,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$57,593	$39,570
Accrued liabilities	26,586	28,923
Current maturities of long-term debt	49	48

Total current liabilities	84,228	68,541
Long-term debt, net of current maturities	169,089	299,135
Other long-term liabilities	19,164	20,328

	272,481	388,004
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares
issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,709 and 36,347 shares issued and outstanding at March 31, 2010 and
December 31, 2009, respectively	949	363
Additional paid-in capital	351,927	150,240
Accumulated deficit	(130,359)	(98,973)
Accumulated other comprehensive loss	(3,900)	(4,683)

Total stockholders’ equity	218,617	46,947

Total liabilities and stockholders’ equity	$491,098	$434,951

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2010	2009

	(in thousands)

Cash flows from operating activities:
Net loss	$(31,386)	$(30,578)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	3,768	4,748
Amortization of deferred loan costs	4,491	1,875
Deferred income taxes	(329)	103
Bad debt expense	410	1,130
Net non-cash (income) expense from discontinued operations	(3)	77
Non-cash stock based compensation	1,041	1,437
Net gain on sales of assets	(61)	(283)
Changes in assets and liabilities:
Receivables	(10,677)	13,088
Inventories	(15,362)	5,033
Other current assets	193	2,254
Other assets and liabilities	(387)	(458)
Accounts payable	18,023	7,820
Accrued liabilities	3,388	(9,481)

Net cash used in operating activities	(26,891)	(3,235)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,858)	(1,670)
Proceeds from sale of property, plant and equipment	118	700

Net cash used in investing activities	(1,740)	(970)

Cash flows from financing activities:
Payments of long-term debt and other loans	(105,152)	(10)
Proceeds from rights offering	180,107	—
Payment of recapitalization costs	(5,574)	—
Repurchase of common stock	(31)	(126)

Net cash provided by (used in) financing activities	69,350	(136)

Net change in cash and cash equivalents	40,719	(4,341)
Cash and cash equivalents at beginning of period	84,098	106,891

Cash and cash equivalents at end of period	$124,817	$102,550

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on April 22, 2010.

	Three months ended
	March 31,
	2010	2009

Reconciliation to Adjusted EBITDA:
Net loss	$(31,386)	$(30,578)
Reconciling items:
Depreciation and amortization expense	3,768	4,748
Interest expense, net	11,325	7,536
Income tax (benefit) expense	(144)	2,114
Net gain on sale of assets	(61)	(283)
Loss from discontinued operations, net of tax	186	1,962
Facility closure costs	5	454
Severance	20	114
Recapitalization costs	(70)	—
Stock compensation expense	1,041	1,437

Adjusted EBITDA	$(15,316)	$(12,496)

Adjusted EBITDA as percentage of sales	-9.5%	-7.8%

	Three months ended
	March 31,
	2010		2009
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(31,200)		$(28,616)
Reconciling items:
Debt issue cost write-offs	4,094	2,567	1,220	793
Tax valuation allowance		11,644		12,185

Adjusted loss from continuing operations		$(16,989)		$(15,638)

Weighted average diluted shares outstanding		81,849		39,025

Adjusted loss from continuing operations per diluted share		$(0.21)		$(0.40)